Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1996 Stock Option Plan of Salix Pharmaceuticals, Ltd., as amended, of our report dated February 5, 2002, except Note 10, as to which date is March 15, 2002, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Raleigh, North Carolina
July 18, 2002